                      SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.  )
Filed by Registrant                            /x/
Filed by Party other than the Registrant       / /

Check the appropriate box:
  / /    Preliminary Proxy Statement
  / /    Confidential, for Use of the Commission Only(as permitted by Rule
         14-6(e)(2)
  /x/    Definitive Proxy Statement
  / /    Definitive Additional Materials
  / /    Soliciting Material Pursuant to Sec. 240.14a-11(c) or 240.14a-12

                       FEDERAL SIGNAL CORPORATON



Payment of Filing Fee (Check the appropriate box):
  o     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.
  o $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
  o     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
  1)    Title of each class of securities to which transaction applies:
        Not applicable
  2)    Aggregate number of securities to which transaction applies:
        Not applicable
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):
        Not applicable
  4)    Proposed maximum aggregate value of transaction:  Not applicable
  5)    Total fee paid: Not applicable

  o     Fee paid previously with preliminary materials

  o Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing by registration for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                         FEDERAL SIGNAL LOGO
                        1415 West 22nd Street
                       Oak Brook, Illinois 60521

                Notice of Annual Meeting of Shareholders

                    To Be Held on April 16, 1997

To the Stockholders of
  Federal Signal Corporation

     The Annual Meeting of Shareholders of Federal Signal Corporation ("Federal") for the year 1997 will be held at the Chicago Marriott Hotel-Oak Brook, 1401 West 22nd Street, Oak Brook, Illinois, on Wednesday, April 16, 1997, at 11:00 a.m., local time, for the following purposes:

          1. To elect two directors of Federal; and

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business, February 20 1997, as the record date for determining the holders of Common Stock of Federal entitled to notice of and to vote at the meeting or any adjournment thereof.

     A copy of Federal's Financial Statements and its Annual Report for the year ended December 31, 1996 and a Proxy Statement accompany this notice.

IMPORTANT! TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING,
PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

No postage is required if the proxy is mailed in the United States.

                                          By order of the Board of Directors

                                          KIM A. WEHRENBERG
                                          Secretary

March 10, 1997

                       FEDERAL SIGNAL LOGO
                      1415 West 22nd Street
                   Oak Brook, Illinois 60521

                          MAILING DATE
                          on or about
                         March 10, 1997

                       ------------------

      Proxy Statement for Annual Meeting of Shareholders

                   To Be Held on April 16, 1997

                      GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Federal Signal Corporation ("Federal") for use at the Annual Meeting of Shareholders to be held on Wednesday, April 16, 1997, and any adjournment thereof. Costs of solicitation will be borne by Federal. Following the original solicitation of proxies by mail, certain officers and regular employees of Federal may solicit proxies by correspondence, telephone, telegraph, or in person, but without extra compensation. Federal will reimburse brokers and other nominee holders for their reasonable expenses incurred in forwarding the proxy materials to the beneficial owners.

     Each proxy solicited herewith will be voted as to each matter as the stockholder directs thereon, but in the absence of such directions it will be voted for the nominees specified herein. Any proxy solicited herewith may be revoked by the stockholder at any time prior to the voting thereof, bu t a revocation will not be effective until satisfactory evidence thereof has been received by the Secretary of Federal.

                     VOTING SECURITIES

     The holders of record of the Common Stock of Federal at the close of business on February 20, 1997, will be entitled to vote at the meeting. At such record date, there were outstanding 45,357,400 shares of Common Stock. A majority of the outstanding shares will constitute a quorum at the meeti ng. Abstentions and broker non-votes are counted to determine if a quorum is present. Abstentions are counted as votes cast, whereas broker non-votes are not counted as votes cast for determining whether a proposition has been approved. Each stockholder of record will be entitled to one vote for each share of Common Stock standing in the name of the holder on the books of Federal on the record date.

                    SECURITY OWNERSHIP OF CERTAIN
                           BENEFICIAL OWNERS

     The following table sets forth information as of December 31, 1996 (unless otherwise noted) with respect to (i) any person who is known to Federal to be the beneficial owner of more than 5% of Federal's Common Stock, which is Federal's only class of outstanding voting securities, and (ii) each director, and all directors and officers as a group:

                                                                Amount and
                                                                Nature of
                                                                Beneficial       Percent of
                            Name                                Ownership          Class
                            ----                                ----------       ----------
Beneficial Owner of More than 5% of Federal's Common
  Stock:....................................................         None
Each Director and Five Executive Officers and Executive
  Officers
  and Directors as a Group:(1)
     J. Patrick Lannan, Jr., Director.......................      262,328(2)         .58%
     James A. Lovell, Jr., Director.........................       28,413(3)         .06%
     Thomas N. McGowen, Jr., Director.......................       34,666            .08%
     Walter R. Peirson, Director............................       28,359(3)         .06%
     Joseph J. Ross, Director and Executive Officer.........      811,751(3)        1.79%
     Richard R. Thomas, Director............................      136,848(3)         .30%
     Henry L. Dykema, Executive Officer.....................       21,441(3)         .04%
     Kim A. Wehrenberg, Executive Officer...................      200,547(3)         .44%
     Richard L. Ritz, Executive Officer.....................       56,805(3)         .12%
     Robert W. Racic, Executive Officer.....................       44,439(3)         .10%
     All Directors and Executive Officers as a group (12
      persons)..............................................    1,669,948           3.68%

---------------
(1) The information contained in this table is based upon information furnished to Federal by the individuals named above. Except as set forth in the following footnotes, each director claims sole voting and investment power with respect to these shares.

(2) This figure includes 17,899 shares owned by Mr. Lannan's wife. Mr. Lannan disclaims beneficial ownership with respect to these shares. It also includes 18,848 shares for which he shares voting and investment power.

(3) These figures include options shares exercisable within 60 days as follows:
Mr. Lovell, 15,303; Mr. Peirson, 6,594; Mr. Ross, 620,181; Mr. Dykema, 3,500;
Mr. Wehrenberg, 105,399; Mr. Ritz, 34,722; and Mr. Racic, 11,266. These figures also include stock award shares pursuant to Federal's Stock Benefit Plan which are subject to certain restrictions under the plan, as follows: Mr. Ross, 13,334 ; Mr. Dykema, 12,250; Mr. Wehrenberg, 5,493; Mr. Ritz, 3,251 and
Mr. Racic, 1,493.

                         ELECTION OF DIRECTORS

     Federal's Board of Directors consists of six directors divided into three classes with one class term expiring each year. Mr. Walter R. Peirson and Mr. Joseph J. Ross are nominated as Class I directors for election at this Annual Meeting for a term to expire at the 2000 Annual Meeting or until their successors are elected and qualified.

     The accompanying proxy card permits a stockholder to direct whether his or her shares are to be voted for, or withheld from the vote for the nominees. Each proxy will be voted as the stockholder directs thereon; however, if no such direction is given, it is the present intention of the persons named in the proxy card to vote such proxies for the election of the above-named nominees as directors. If on account of death or unforeseen contingencies the nominees shall not be available for election, the persons named in the proxy will vote the proxies for such other persons as the Nominating Committee may nominate as directors so as to provide a full board. The nominees receiving the highest number of votes cast will be elected as directors.

     Information   regarding   the  nominees  for  election  and  the  directors
continuing in office is set forth below:

                                             Year First    Year Present            Principal Occupation
                                               Became          Term                  or Employment for
               Name                   Age     Director       Expires                Last Five Years(1)
               ----                   ---    ----------    ------------            --------------------
Nominees:
Joseph J. Ross....................    51        1986           1997        Mr. Ross is Chairman, President and
                                                                           Chief Executive Officer of Federal.
                                                                           He has served as President and Chief
                                                                           Executive Officer since December,
                                                                           1987 and also became Chairman in
                                                                           February, 1990 and is a director of
                                                                           Varlen Corporation.
Walter R. Peirson.................    70        1987           1997        Mr. Peirson retired in 1989 as
                                                                           Executive Vice President and as a
                                                                           director of Amoco Corporation (a
                                                                           petroleum company) and he serves as a
                                                                           director of Consolidated Natural Gas
                                                                           Company.
Continuing Directors:
Thomas N. McGowen, Jr. ...........    71        1974           1998        Mr. McGowen is an attorney. He is
                                                                           also a director of Energy West
                                                                           Corporation and Ribi Immunochem
                                                                           Research, Inc.
Richard R. Thomas.................    63        1994           1998        Mr. Thomas retired in 1994 as
                                                                           President of the Tool Group of
                                                                           Federal Signal Corporation.
J. Patrick Lannan, Jr. ...........    58        1978           1999        Mr. Lannan is President and a
                                                                           director of the Lannan Foundation for
                                                                           the support of the visual arts,
                                                                           literature and rural native American
                                                                           communities.
James A. Lovell, Jr. .............    68        1984           1999        Mr. Lovell is President of Lovell
                                                                           Communications (a consulting
                                                                           company). He retired in 1990 as
                                                                           Executive Vice President, Corporate
                                                                           Staff and as a director of Centel
                                                                           Corporation (a telecommunications
                                                                           company).

---------------
(1) The information contained in this table is based upon information furnished to Federal by the individuals named above.

                        BOARD OF DIRECTORS AND COMMITTEES

     Pursuant  to  its  by-laws,   Federal  has   established   standing  audit,
nominating, compensation/stock option, pension and executive committees.

     The Audit Committee reviews and recommends to the Board of Directors internal accounting and financial controls, auditing practices and procedures and accounting principles to be employed in the preparation of Federal's financial statements and the review of financial statements by independent public accountants. The Audit Committee also makes recommendations concerning the engagement of independent public accountants to audit the annual financial statements and the scope of the audit to be undertaken by such accountants.
In addition, the Audit Committee considers the performance of non-audit services by such accountants, including the effect which the performance of such non-audit services may have upon the independence of the accountants. The by-laws prohibit a director who is also an employee of Federal from serving on the Audit Committee. The members of the Audit Committee are James A. Lovell, Jr., Chairman, Richard R. Thomas and Walter R. Peirson.

     The Nominating Committee evaluates and recommends to the Board of Directors candidates for election or re-election as directors. No determination has been made regarding the consideration of or procedure for the recommendation of nominees by stockholders. The members of the Nominating Committee are Joseph J. Ross, Chairman, Thomas N. McGowen, Jr. and James A. Lovell, Jr.

     The Compensation/Stock Option Committee reviews and recommends to the Board of Directors policies, practices and procedures relating to compensation of managerial employees and the establishment and administration of employee benefit plans. The members of the Compensation/Stock Option Committee are Walter R. Peirson, Chairman, Thomas N. McGowen, Jr. and J. Patrick Lannan, Jr.

     The Pension Committee reviews and recommends to the Board of Directors policies, practices and procedures relating to Federal's various pension, savings and similar retirement plans and programs and to the investment of the funds associated with these plans. The members of the Pension Committe e are J. Patrick Lannan, Jr., Chairman, and Walter R. Peirson.

     During 1996, the Board of Directors held a total of five meetings and the Executive Committee of the Board, which generally exercises the power and authority of the Board in the intervals between full board meetings, held one meeting. The members of the Executive Committee are Thomas N. McGowe n, Jr., Chairman, Joseph J. Ross and James A. Lovell, Jr. During 1996, the Compensation/Stock Option Committee held five meetings; the Nominating Committee held two meetings; the Audit Committee held three meetings; and the Pension Committee met twice. No director attended less than 75% of the meetings of the Board and of each committee of which he was a member.

     As compensation for services to Federal, each director who is not also an officer of Federal receives director's fees at a current annual rate of $22,000. In addition, each such director receives additional fees for serving on committees of the Board as follows: Executive Committee chairman--$ 5,000, other members--$2,500; Audit or Compensation/Stock Option Committee chairman--$3,500, other members--$2,500; Pension Committee chairman--$3,500, other members--$2,500; and Nominating Committee members--$2,500. Directors are also reimbursed for their expenses relating to attendance at meetings. Mr. Thomas also received $9,000 for consulting for the Tool Group in 1996. Directors may receive options in lieu of director's fees, as described in the stock option section of this proxy statement . Directors who retire as a director of Federal after attaining age 68 and meeting years of service requirements are eligible for a director retirement benefit. The maximum benefit is $15,000 per year for ten years if the director retires after age 70.

                     EXECUTIVE COMPENSATION

     The following is the Summary Compensation Table for the Chief Executive Officer and four other top executive officers of Federal for compensation earned during the 1996 fiscal year:

                   SUMMARY COMPENSATION TABLE

                                                                         Long-Term
                                                                       Compensation
                                                                          AWARDS
                                                                  -----------------------
                                      Annual Compensation         Restricted      Number
            Name and              ----------------------------      Stock           of         All Other
       Principal Position         Year     Salary      Bonus      Awards(1)       Options   Compensation(3)
       ------------------         ----    --------    --------    ----------      -------   ---------------
Joseph J. Ross..................  1996    $375,000    $300,000     $222,750       65,000        $33,378
  Chairman, President             1995     348,000     334,080            0            0         68,208
  and Chief Executive Officer     1994     325,000     338,000      159,375       30,000         72,104
Henry L. Dykema.................  1996     190,000     113,288       74,250       14,500          5,274
  Vice President and              1995     182,500      95,813      258,750(2)    20,000          3,670
  Chief Financial Officer         1994           0           0            0            0              0
Kim A. Wehrenberg...............  1996     158,000      99,540       86,625       14,500         13,726
  Vice President, General         1995     152,000     109,440            0            0         14,646
  Counsel and Secretary           1994     145,000     113,100       75,000        7,000         13,743
Richard L. Ritz.................  1996     108,000      56,700       49,500       19,500         12,268
  Vice President, Controller      1995     101,000      61,358            0            0         12,098
                                  1994      96,000      62,275       46,875        4,000         10,365
Robert W. Racic.................  1996     103,000      54,075       22,275        2,000          4,500
  Vice President, Treasurer       1995      99,000      57,544            0            0          4,500
                                  1994      96,000      61,452       20,625        1,000          3,146

---------------
(1) Stock awards generally vest 25% on each anniversary date after date of grant. The number and aggregate value of unvested stock awards as of December 31, 1996 were: for Mr. Ross 13,334 shares ($345,017), for Mr. Dykema 12,250 shares ($316,968), for Mr. Wehrenberg 5,493 shares ($142,131), for Mr. Ritz 3,251 shares ($84,119) and for Mr. Racic 1,493 shares ($38,631). Dividends are paid at the regular rate to these people on the unvested shares.

(2) Stock awards vest 25% on each anniversary date between the third and seventh year after date of grant.

(3) This compensation consists of the Company matching contribution under Federal's 401(k) savings plan in which most employees participate and supplemental savings and retirement plans and auto allowance which break out as follows, respectively, Mr. Ross $4,500, $16,778, $12,100, $0; Mr. Dykema $2 ,745, $2,529, $0, $0; Mr. Wehrenberg $4,500, $3,226, $0, $6,000; Mr. Ritz
$4,500,  $568, $0, $7,200;  Mr. Racic $4,500,  $0, $0, $0. Of these officers who put part of their bonus into the Company's supplemental savings plan, Mr. Wehrenberg invested $99,540, and Mr. Dykema invested $113,288 of their bonuses in Federal Signal stock.

                         EMPLOYMENT AGREEMENTS

     Federal has an employment agreement with Joseph J. Ross. The agreement continues until the December 31 following the employee's 65th birthday subject to earlier termination by either Federal or the employee. As of January 1, 1997, termination salary under this agreement was $405,000 for Mr. Ro ss and the annual salary of Mr. Ross, which is approved by the Compensation Committee, is not set by this employment agreement. In the discretion of the Board of Directors, annual compensation may be increased during the term of the agreement. If terminated by Federal under circumstances not involving cause, Federal would be obligated to pay in monthly installments an amount equal to the then applicable salary for one year (or, if less, the amount of minimum salary payable through the December 31 followi ng such employee's 65th birthday). In the event of death prior to termination of employment, the employee's estate is entitled to receive in monthly installments an amount equal to one year's minimum compensation. Mr. Ross and Mr. Wehrenberg have change of control agreements. In the event Federal is subject to a "change of control" (as specifically defined), the agreements permit the employee to elect to terminate employment during a specified period and to receive termination payments calculat ed as if Federal had terminated employment without cause, except that such payment shall be based on three years' W-2 compensation rather than one. Upon termination of employment for any reason, each employee is obligated not to engage in specified competitive activities for a period of three years.

                     Option Grants in Last Fiscal Year

                                                                                                         Grant Date
                                          Individual Grants                                                 Value
-----------------------------------------------------------------------------------------------------   -------------
                              Number of            Number of            Number of
                              Securities           Securities           Securities
                              Underlying           Underlying           Underlying
                           Options Granted      Options Granted      Options Granted
                              1/29/96 at           7/11/96 at          12/12/96 at        % of Total     Grant Date
                                $24.75              $22.125               $24.00           Options      Present Value
                          per  share  exercise  per  share  exercise  per  share
                          exercise  Granted  to $ Based on or base  price and or
                          base  price  and  or  base  price  and   Employees  in
                          Black-Scholes
          Name              expire 1/29/06       expire 7/11/06      expire 12/12/06     Fiscal Year      Method(2)
          ----            ------------------   ------------------   ------------------   ------------   -------------
Joseph J. Ross..........        30,000                    0               35,000             12%          $395,625
Henry L. Dykema.........         7,000                    0                7,500              3%            88,312
Kim A. Wehrenberg.......         7,000                    0                7,500              3%            88,312
Richard L. Ritz.........         4,500               10,000(1)             5,000              4%           113,155
Robert W. Racic.........         1,000                    0                1,000             .4%            12,187

---------------
(1) No SARs were granted. These options become 50% and 100% exercisable on the first and second anniversary date, respectively, except these 10,000 shares become 100% exercisable on the fourth anniversary date.

(2) The following assumptions were used under the Black-Scholes method: volatility .18; risk free rate of return 6.2%; dividend yield 2.3%; exercise period, 6.7 years.

                 Option Exercises and Year-End Value Table
   Aggregated Option Exercises in Last Fiscal Year and FY-End Option Value

                                                                              Number of
                                                                             Securities         Value of
                                                                             Underlying       Unexercised
                                                                             Unexercised      In-the-Money
                                                                             Options at        Options at
                                                                              FY-End(#)        FY-End($)
                                                                            -------------   ----------------
                                         Shares Acquired       Value        Exercisable/      Exercisable/
                 Name                    on Exercise(#)    Realized($)(1)   Unexercisable   Unexercisable(2)
                 ----                    ---------------   --------------   -------------   ----------------
Joseph J. Ross.........................         0(3)             $0            605,181        $10,798,756
                                                                                74,600            154,275
Henry L. Dykema........................         0                 0                  0                  0
                                                                                34,500            130,938
Kim A. Wehrenberg......................         0                 0            101,899          1,624,573
                                                                                14,500             21,938
Richard L. Ritz........................         0                 0             32,472            523,373
                                                                                32,833            128,185
Robert W. Racic........................         0                 0             10,766            143,392
                                                                                 2,000              3,000

---------------
(1) Market value of underlying securities at exercise, minus the exercise or base price.

(2) "Spread" calculated by subtracting the exercise or base price from the closing stock price of $25.875 on December 31, 1996.

(3) Mr. Ross has a stock option exercise loan totaling $65,991, including $4,317 of interest in 1996 at 7.61%. Such loans are available to all employees participating in the Plan.

Retirement Plans

     Federal's Retirement Plan provides retirement benefits for salaried and hourly employees including officers. Contributions are made on an actuarial group basis, and no specific amount of contributions is set aside for any individual participant. Under the method of computing the annual contrib ution, the Internal Revenue Service's full funding limitation prohibits a contribution to the plan for 1996. The following table sets forth the approximate annual pension benefit based on years of service and compensation, but does not reflect dollar limitations under the Internal Revenue Code, as amended, which limits the annual benefits which may be paid from a tax qualified retirement plan. For employees covered by Federal's supplemental pension plan, amounts in excess of such limitations will be pai d from the general funds of Federal, pursuant to the terms of such plan. The amount of pension benefits is reduced by one-half of the amount of available individual Social

Security benefits. Estimated credited years of service are as follows: Mr. Ross, 12.5, Mr. Dykema, 1; Mr. Wehrenberg, 9; Mr. Ritz, 11.5 and Mr. Racic, 22.75.

                          Pension Plan Table


Average Annual Compensation              Approximate Annual Straight-Life Annuity
  for the Five Consecutive                    Pension Upon Retirement at 65
 Calendar Years of the Last   --------------------------------------------------------------
 Ten for Which Compensation    10 years     15 years     20 years     25 years     30 years
         is Highest           of Service   of Service   of Service   of Service   of Service
---------------------------   ----------   ----------   ----------   ----------   ----------
300,000.....................    $ 50,000     $ 75,000     $100,000     $125,000     $150,000
400,000.....................      66,667      100,000      133,334      166,167      200,000
500,000.....................      83,334      125,000      166,667      208,334      250,000
600,000.....................     100,000      150,000      200,000      250,000      300,000
700,000.....................     116,667      175,000      233,333      291,667      350,000
800,000.....................     133,333      200,000      266,667      333,334      400,000

     For purposes of the Retirement Plan, an employee's compensation is his Annual Compensation as set forth in the Summary Compensation Table.

     Pursuant to Federal's supplemental pension plan, various officers of Federal are entitled to pension supplements which have the effect of assuring that, regardless of their actual years of service, if they remain in the employment of Federal until age 65, they will receive benefits as if they had been continuously employed by Federal since their thirty-fourth birthday. Giving effect to such pension supplements, the additional years of service credited under Federal's Supplemental Retirement Plan as of December 31, 1996 to Mr. Ross is 3 1/4 years. The supplemental pension benefit for Mr. Ross makes up the difference between his actual pension benefit and what it would have been with 30 years of service under the 1976 plan.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors consists of three independent outside directors. The Committee meets without the Chief Executive Officer present to evaluate his performance and establish his compensation. Compensation for Federal's executive officers consists of three majo r components: salary, bonus and stock options/awards. The officers' compensation is based on the individual's skill level, years of experience, job duties and the individual's and Company's performance. The Committee uses its subjective evaluation of these factors, without a mechanical weighting, to determine the officers' salary and level of participation in the bonus plan; Mr. Ross participates at 40% of his salary and the other officers participate at 25% to 30% of their salary.

     The Company's total return to shareholders has been about 15% for the last five years. Based on the performance of Mr. Ross and the entire management team (among other items, this performance included maintaining cash flow above $60 million, increasing the return on equity to 23.8%, increasing net income by 20% and improving the Sign Group's profitability) and the Company over the last several years, the Committee granted Mr. Ross an 8% increase to $405,000 in his base salary for 1997. The Committee also approved an average 1997 salary increase for the other four officers of 4.6%.

     The officers' bonuses are tied directly to company performance. Bonus targets are established for the officers based on their level of responsibility. The amount of bonus to which an officer is entitled is based on Federal's pre-tax profits (before extraordinary items, interest on long-term de bt and bonus payments) as a percentage of Federal's average stockholders' equity plus average long-term debt, as well as on goals for growth of the Company. The officers' bonus targets remain the same for 1997. Therefore, if the Company's return on capital is the same as it was in 1996, the officers' bonuses will also be about the same for 1997. The 1996 bonus target achievement was 91%. The other officers' bonuses generally constitute about 40% of their cash compensation.

     The third major component of the officers' compensation consists of stock options and awards. This is long-term compensation which provides value to the officers based on the increased market value of the Company for all stockholders. For example, over the last eight years the total market val ue of the Company has increased well over five-fold from about $200 million to more than $1.1 billion of stockholder value. The Performance Graph on page 10 shows that Federal has out-performed the Standard & Poor Industrials and companies comparable to Federal. In view of this performance, and to give the officers even greater incentive to continue to increase shareholder value, the Compensation Committee intends to grant the officers additional stock options and restricted stock awards in 1997. The Co mmittee subjectively determines the number of shares to be granted and there is no mechanical relationship between the number of options and restricted share awards to be granted, nor is there a mechanical relationship to prior grants.

WALTER R. PEIRSON            J. PATRICK LANNAN, JR.       THOMAS N. McGOWEN, JR.

             COMPARISON FOR FIVE YEAR CUMULATIVE TOTAL RETURN*
                        FOR FEDERAL SIGNAL CORPORATION

             91     92     93     94     95     96
FSC          100    113    151    149    193    198

S & P IND.   100    102    111    116    156    191

DJIDI        100    114    136    122    156    198




Assumes $100 invested on December 31, 1991 in Federal Signal Corporation Common Stock (FSC), S&P Industrials Index (S&P Ind.) and the Dow Jones
Industrial - Diversified Index (DJIDI).

* Total return assumes reinvestment of dividends and is based on fiscal years ending December 31.

                         ACCOUNTING INFORMATION

     Ernst & Young has been selected by Federal to serve as its independent public accountants for the fiscal year ending December 31, 1997. A representative of that firm will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to question s of stockholders. The appointment of the auditors is approved annually by the Board of Directors based upon the recommendation of the Audit Committee.

                      FUTURE STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in the proxy statement for the 1998 Annual Meeting of Shareholders, stockholder proposals must be received by Federal on or before November 21, 1997.

                            OTHER BUSINESS

     As of the date hereof, the foregoing is the only business which management intends to present, or is aware that others will present, at the meeting. If any other proper business should be presented to the meeting, the proxies will be voted in respect thereof in accordance with the discretion a nd judgment of the person or persons voting the proxies.

                                          By order of the Board of Directors

                                          Kim A. Wehrenberg
                                          Secretary
                                          Federal Signal Corporation

                    FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

                              SELECTED FINANCIAL DATA

                                  1996     1995     1994     1993     1992     1991     1990     1989     1988     1987     1986
                                  ----     ----     ----     ----     ----     ----     ----     ----     ----     ----     ----
Operating Results (dollars in millions):
  Net sales...................   $896.4   $816.1   $677.2   $565.2   $518.2   $466.9   $439.4   $398.4   $361.4   $305.8   $273.3
  Income before income taxes
    (a,b).....................   $ 93.4   $ 77.3   $ 70.2   $ 58.8   $ 49.9   $ 45.6   $ 42.5   $ 34.6   $ 28.4   $ 23.8   $ 20.9
  Income from continuing
    operations (a,b)..........   $ 62.0   $ 51.6   $ 46.8   $ 39.8   $ 34.5   $ 31.0   $ 28.1   $ 22.1   $ 18.2   $ 14.5   $ 12.3
  Operating margin............     11.5%    11.8%    11.6%    11.3%    10.6%    10.8%    10.8%    10.6%     9.6%     8.6%     8.5%
  Return on average common
    shareholders' equity
    (a,b).....................     23.8%    22.0%    22.3%    21.0%    20.0%    20.0%    20.4%    18.7%    17.0%    14.5%    12.2%
Common Stock Data
  (per share) (c):
  Income from continuing
    operations................   $ 1.35   $ 1.13   $ 1.02   $ 0.86   $ 0.75   $ 0.67   $ 0.61   $ 0.48   $ 0.40   $ 0.31   $ 0.26
  Cash dividends..............   $ 0.58   $ 0.50   $ 0.42   $ 0.36   $ 0.31   $ 0.27   $ 0.22   $ 0.19   $ 0.16   $ 0.15   $ 0.15
  Market price range:
    High......................   $28 1/4  $25 7/8  $21 3/8  $   21   $17 5/8  $15 1/4  $10 3/4  $7 1/8   $4 7/8   $4 7/8   $4 1/2
    Low.......................   $20 7/8  $19 5/8  $16 7/8  $15 3/4  $12 3/8  $9 1/4   $6 1/4   $4 1/4   $3 1/2   $2 7/8   $3 1/8
  Average common shares
    outstanding (in
    thousands)................   45,952   45,859   45,957   46,293   46,128   46,126   46,038   46,103   45,639   47,137   46,767
Financial Position at Year-End
  (dollars in millions):
  Working capital (d).........   $ 40.6   $ 48.8   $ 53.9   $ 52.8   $ 49.5   $ 44.9   $ 42.7   $ 63.8   $ 59.5   $ 53.9   $ 52.8
  Current ratio (d)...........      1.2      1.3      1.4      1.5      1.6      1.5      1.5      2.1      2.0      1.9      2.2
  Total assets................   $703.9   $620.0   $521.6   $405.7   $363.7   $341.2   $295.8   $271.3   $251.1   $233.3   $191.4
  Long-term debt, net of
    current portion...........   $ 34.3   $ 39.7   $ 34.9   $ 21.1   $ 16.2   $ 15.6   $ 15.8   $ 16.8   $ 18.6   $ 24.8   $ 21.9
  Shareholders' equity........   $272.8   $248.1   $220.3   $199.2   $179.0   $164.8   $146.4   $130.4   $115.5   $103.2   $102.4
  Debt to capitalization ratio
    (d).......................       28%      29%      22%       1%       2%       1%       2%      10%      18%      22%       4%
Other (dollars in millions)
  (e):
  New business................   $924.6   $780.5   $700.3   $584.2   $510.3   $462.7   $467.6   $429.9   $382.4   $328.3   $276.4
  Backlog.....................   $280.0   $251.4   $261.0   $221.8   $198.0   $203.2   $199.9   $171.7   $140.2   $119.2   $ 96.7
  Net cash provided by
    operating activities......   $ 61.4   $ 62.9   $ 53.8   $ 48.8   $ 40.2   $ 43.9   $ 48.3   $ 34.6   $ 22.5   $ 20.1   $ 22.7
  Net cash (used for)
    investing activities......   $(54.2)  $(88.1)  $(96.9)  $(38.1)  $(26.9)  $(47.8)  $(14.7)  $(24.1)  $(20.8)  $(37.7)  $(12.8)
  Net cash provided by (used
    for) financing
    activities................   $ (4.1)  $ 29.9   $ 45.1   $(10.3)  $(11.2)  $  2.5   $(34.6)  $ (8.9)  $ (3.3)  $ 17.8   $ (9.9)
  Capital expenditures........   $ 16.9   $ 15.7   $ 11.1   $ 10.1   $  8.8   $ 12.0   $  8.3   $  9.2   $  7.3   $  6.9   $  6.3
  Depreciation................   $ 13.2   $ 11.8   $ 10.3   $  9.2   $  8.7   $  8.2   $  7.8   $  7.9   $  7.1   $  5.5   $  5.2
  Employees...................    6,233    6,015    5,243    4,426    4,268    4,212    4,158    4,142    3,880    3,653    3,183

---------------
(a) in 1996, includes gain on sale of subsidiary of $4.7 million pre-tax, $2.8 million after-tax or $.06 per share

(b) in 1995, includes the impact of a nonrecurring charge for a litigation settlement of $6.7 million pre-tax, $4.2 million after-tax or $.09 per share

(c) reflects 10% stock dividends each paid in 1988 and 1989, 3-for-2 stock splits in 1990, 1991 and 1992, and a 4-for-3 stock split in 1994

(d) manufacturing operations only

(e) continuing operations only

              FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED BALANCE SHEETS

                                                                     December 31,
                                                              ---------------------------
                                                                  1996           1995
                                                                  ----           ----
Assets
  Manufacturing activities:
     Current assets
       Cash and cash equivalents............................  $ 12,431,000   $  9,350,000
       Accounts receivable, net of allowances for doubtful
          accounts
          of $2,602,000 and $3,058,000, respectively........   141,203,000    122,913,000
       Inventories--Note B..................................   108,293,000     97,448,000
       Prepaid expenses.....................................     5,079,000      5,763,000
                                                              ------------   ------------
          Total current assets..............................   267,006,000    235,474,000
     Properties and equipment--Note C.......................    82,825,000     78,454,000
     Other assets
       Intangible assets, net of accumulated amortization...   165,854,000    146,774,000
       Other deferred charges and assets....................    17,228,000     11,722,000
                                                              ------------   ------------
          Total manufacturing assets........................   532,913,000    472,424,000
                                                              ------------   ------------
  Financial services activities
     Lease financing and other receivables, net of
       allowances for doubtful accounts of $1,348,000 and
       $1,124,000, respectively, and net of unearned finance
       revenue--Note D......................................   170,988,000    147,535,000
                                                              ------------   ------------
          Total assets......................................  $703,901,000   $619,959,000
                                                              ============   ============
Liabilities and Shareholders' Equity
  Manufacturing activities:
     Current liabilities
       Short-term borrowings--Note E........................  $ 69,987,000   $ 58,760,000
       Accounts payable.....................................    64,088,000     53,277,000
       Accrued liabilities
          Compensation and withholding taxes................    20,293,000     20,949,000
          Other.............................................    61,419,000     49,559,000
       Income taxes--Note F.................................    10,626,000      4,115,000
                                                              ------------   ------------
          Total current liabilities.........................   226,413,000    186,660,000
     Other liabilities
       Long-term borrowings--Note E.........................    34,311,000     39,702,000
       Deferred income taxes--Note F........................    22,183,000     17,826,000
                                                              ------------   ------------
          Total manufacturing liabilities...................   282,907,000    244,188,000
                                                              ------------   ------------
  Financial services activities--Borrowings--Note E.........   148,205,000    127,690,000
                                                              ------------   ------------
          Total liabilities.................................   431,112,000    371,878,000
                                                              ------------   ------------
  Shareholders' equity--Notes I and J
     Common stock, $1 par value, 90,000,000 shares
       authorized, 45,986,000 and 45,832,000 shares issued,
       respectively.........................................    45,986,000     45,832,000
     Capital in excess of par value.........................    57,138,000     54,464,000
     Retained earnings--Note E                                 190,181,000    162,095,000
     Treasury stock, 668,000 and 542,000 shares,
       respectively, at cost................................   (14,404,000)   (10,949,000)
     Deferred stock awards..................................    (1,508,000)    (1,046,000)
     Foreign currency translation adjustment................    (4,604,000)    (2,315,000)
                                                              ------------   ------------
          Total shareholders' equity........................   272,789,000    248,081,000
                                                              ------------   ------------
          Total liabilities and shareholders' equity........  $703,901,000   $619,959,000
                                                              ============   ============

See notes to consolidated financial statements.

                   FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

                         CONSOLIDATED STATEMENTS OF INCOME

                                                          For the years ended December 31,
                                                     ------------------------------------------
                                                         1996           1995           1994
                                                         ----           ----           ----
Net sales..........................................  $896,357,000   $816,127,000   $677,228,000
Costs and expenses
  Cost of sales....................................   619,951,000    567,772,000    467,494,000
  Selling, general and administrative..............   173,514,000    152,456,000    131,466,000
                                                     ------------   ------------   ------------
Operating income...................................   102,892,000     95,899,000     78,268,000
Interest expense...................................   (15,359,000)   (13,359,000)    (8,499,000)
Other income (expense), net--Notes K and L.........     5,882,000     (5,261,000)       412,000
                                                     ------------   ------------   ------------
Income before income taxes.........................    93,415,000     77,279,000     70,181,000
Income taxes--Note F...............................    31,382,000     25,669,000     23,411,000
                                                     ------------   ------------   ------------
Net income.........................................  $ 62,033,000   $ 51,610,000   $ 46,770,000
                                                     ============   ============   ============
Net income per share...............................         $1.35          $1.13          $1.02
                                                     ============   ============   ============
Average common shares outstanding..................    45,952,000     45,859,000     45,957,000
                                                     ============   ============   ============

See notes to consolidated financial statements.

                      FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         For the years ended December 31,
                                                   --------------------------------------------
                                                       1996            1995            1994
                                                       ----            ----            ----
Operating activities
  Net income.....................................  $  62,033,000   $  51,610,000   $ 46,770,000
  Adjustments to reconcile net income to net cash
     provided by operating activities:
       Gain on sale of subsidiary................     (4,663,000)
       Depreciation..............................     13,201,000      11,806,000     10,302,000
       Amortization..............................      5,209,000       4,085,000      3,971,000
       Provision for doubtful accounts...........      1,719,000       1,716,000      1,809,000
       Deferred income taxes.....................      4,429,000       2,454,000      3,544,000
       Other, net................................     (5,490,000)     (1,578,000)     1,547,000
       Changes in operating assets and
          liabilities net of effects from
          acquisitions of companies
          Accounts receivable....................    (15,256,000)     (6,368,000)   (20,050,000)
          Inventories............................     (6,168,000)     (6,837,000)    (4,458,000)
          Prepaid expenses.......................        699,000        (669,000)      (108,000)
          Accounts payable.......................      5,416,000       3,676,000      5,217,000
          Accrued liabilities....................     (6,748,000)      4,454,000      2,713,000
          Income taxes...........................      6,980,000      (1,402,000)     2,505,000
                                                   -------------   -------------   ------------
            Net cash provided by operating
               activities........................     61,361,000      62,947,000     53,762,000
                                                   -------------   -------------   ------------
Investing activities
  Purchases of properties and equipment..........    (16,889,000)    (15,701,000)   (11,108,000)
  Principal extensions under lease financing
     agreements..................................   (119,747,000)   (119,833,000)   (97,988,000)
  Principal collections under lease financing
     agreements..................................     96,294,000      99,536,000     81,182,000
  Payments for purchases of companies, net of
     cash acquired...............................    (27,615,000)    (46,611,000)   (69,563,000)
  Proceeds from sale of subsidiary...............     13,500,000
  Other, net.....................................        250,000      (5,478,000)       613,000
                                                   -------------   -------------   ------------
            Net cash used for investing
               activities........................    (54,207,000)    (88,087,000)   (96,864,000)
                                                   -------------   -------------   ------------
Financing activities
  Addition to short-term borrowings..............     28,892,000      50,970,000     59,699,000
  Principal payments on long-term borrowings.....     (2,233,000)     (3,595,000)    (1,811,000)
  Principal extensions under long-term
     borrowings..................................                      8,018,000     15,000,000
  Purchases of treasury stock....................     (6,275,000)     (4,130,000)    (9,736,000)
  Cash dividends paid to shareholders............    (25,487,000)    (21,767,000)   (18,462,000)
  Other, net.....................................      1,030,000         389,000        441,000
                                                   -------------   -------------   ------------
            Net cash provided by (used for)
               financing activities..............     (4,073,000)     29,885,000     45,131,000
                                                   -------------   -------------   ------------
Increase in cash and cash equivalents............      3,081,000       4,745,000      2,029,000
Cash and cash equivalents at beginning of year...      9,350,000       4,605,000      2,576,000
                                                   -------------   -------------   ------------
Cash and cash equivalents at end of year.........  $  12,431,000   $   9,350,000   $  4,605,000
                                                   =============   =============   ============

See notes to consolidated financial statements.

              FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A--Significant Accounting Policies

     Principles of consolidation: The consolidated financial statements include the accounts of Federal Signal Corporation and all of its subsidiaries.

     Cash equivalents: The company considers all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents.

     Inventories: Inventories are stated at the lower of cost or market. At December 31, 1996 and 1995, approximately 51% and 55%, respectively, of the company's inventories are costed using the LIFO (last-in, first-out) method. The remaining portion of the company's inventories are costed using th e FIFO (first-in, first-out) method.

     Properties and depreciation: Properties and equipment are stated at cost. Depreciation, for financial reporting purposes, is computed principally on the straight-line method over the estimated useful lives of the assets.

     Intangible assets: Intangible assets principally consist of costs in excess of fair values of net assets acquired in purchase transactions and are generally being amortized over forty years. Accumulated amortization aggregated $16,995,000 and $12,718,000 at December 31, 1996 and 1995, respecti vely. The company makes regular periodic assessments to determine if factors are present which indicate that an impairment of intangibles may exist. If factors indicate that an impairment may exist, the company makes an estimate of the related future cash flows. The undiscounted cash flows, excluding interest, are compared to the related book value including the intangibles. If such cash flows are less than the book value, the company makes an estimate of the fair value of the related business to determin e the amount of impairment loss, if any, to be recorded as a reduction of the recorded intangibles.

     Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue recognition: Substantially all of the company's sales are recorded as products are shipped or services are rendered. The percentage-of-completion method of accounting is used in certain instances for custom-manufactured products where, due to the nature of specific orders, production a nd delivery schedules exceed normal schedules.

     Income per share: Income per share was computed on the basis of the weighted average number of common and common equivalent shares (dilutive stock options) outstanding during the year.

Note B--Inventories

     Inventories at December 31 are summarized as follows:

                                                         1996          1995
                                                         ----          ----
Finished goods.....................................  $ 23,154,000   $24,675,000
Work in process....................................    29,088,000    32,286,000
Raw materials......................................    56,051,000    40,487,000
                                                     ------------   -----------
Total inventories..................................  $108,293,000   $97,448,000
                                                     ============   ===========

     If the first-in,  first-out  cost method,  which  approximates  replacement
cost,  had  been  used  by  the  company,   inventories  would  have  aggregated
$117,258,000 and $106,934,000 at December 31, 1996 and 1995, respectively.

             FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Note C--Properties and Equipment

     A comparative summary of properties and equipment at December 31 is as follows:

                                                      1996            1995
                                                      ----            ----
Land..............................................$  5,250,000    $  5,703,000
Buildings and improvements........................  40,044,000      38,493,000
Machinery and equipment........................... 132,099,000     120,554,000
Accumulated depreciation.......................... (94,568,000)    (86,296,000)
                                                  ------------    ------------
Total properties and equipment....................$ 82,825,000    $ 78,454,000
                                                  ============    ============

Note D--Lease Financing and Other Receivables

     As an added service to its customers, the company is engaged in financial services activities. These activities primarily consist of providing long-term financing for certain customers of the company's sign and vehicle operations. A substantial portion of the lease financing receivables of the Vehicle Group are due from municipalities. Financing is provided through sales-type lease contracts with terms which range typically as follows:

Sign-related leases.                                             3-5 years
Vehicle-related leases......................................    2-10 years

     At the inception of the lease, the company records the product sales price and related costs and expenses of the sale. Financing revenues are included in income over the life of the lease. The amounts recorded as lease financing receivables represent amounts equivalent to normal selling prices less subsequent customer payments.

     Lease  financing  and  other   receivables  will  become  due  as  follows:
$56,242,000 in 1997,  $31,994,000 in 1998,  $25,963,000 in 1999,  $18,624,000 in
2000, $12,400,000 in 2001 and $27,113,000  thereafter.  At December 31, 1996 and
1995, unearned finance revenue on these leases aggregated $30,408,000 a nd $27,378,000, respectively.

Note E--Debt

     Short-term borrowings at December 31 consisted of the following:

                                                       1996            1995
                                                       ----            ----
Commercial paper.................................. $ 13,987,000    $ 26,779,000
Notes payable.....................................  198,807,000     157,040,000
Current maturities of long-term debt..............    5,398,000       2,631,000
                                                   ------------    ------------
Total short-term borrowings....................... $218,192,000    $186,450,000
                                                   ============    ============

                FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

     Long-term borrowings at December 31 consisted of the following:

                                                                   1996             1995
                                                                   ----             ----
4.25% unsecured note payable in quarterly installments
  ending in 2001............................................    $ 5,057,000      $ 6,871,000
7.59% unsecured note payable in 2001 ($4,000,000) and 2002
  ($8,000,000)..............................................     12,000,000       12,000,000
7.99% unsecured note payable in 2004........................     15,000,000       15,000,000
6.58% unsecured discounted notes payable in annual
  installments of $1,000,000 ending in 2001.................      4,374,000        5,094,000
Other.......................................................      3,278,000        3,368,000
                                                                -----------      -----------
                                                                 39,709,000       42,333,000
Less current maturities.....................................      5,398,000        2,631,000
                                                                -----------      -----------
Total long-term borrowings                                      $34,311,000      $39,702,000
                                                                ===========      ===========

     Aggregate maturities of long-term debt amount to approximately $5,398,000 in 1997, $2,058,000 in 1998, $2,081,000 in 1999, $2,080,000 in 2000 and
$5,092,000 in 2001. The company believes that the fair values of borrowings are not substantially different from recorded amounts.

     The 7.59% and 7.99% notes contain various restrictions relating to maintenance of minimum working capital, payments of cash dividends, purchases of the company's stock, and principal and interest of any subordinated debt. All of the company's retained earnings at December 31, 1996 were free of any restrictions.

     The company paid interest of $15,350,000 in 1996, $13,411,000 in 1995 and $6,943,000 in 1994. Weighted average interest rates on short-term borrowings were 5.5% and 5.6% at December 31, 1996 and 1995, respectively. See Note H regarding the company's utilization of derivative financial instrume nts relating to outstanding debt.

     At December 31, 1996, the company had unused credit lines of $100,000,000, which expire on January 15, 2000. Commitment fees, paid in lieu of compensating balances, were insignificant.

Note F--Income Taxes

     The provisions for income taxes consisted of the following:

                                                           1996             1995             1994
                                                           ----             ----             ----
        Current:
          Federal and foreign.......................    $23,814,000      $20,922,000      $17,775,000
          State and local...........................      3,139,000        2,293,000        2,092,000
                                                        -----------      -----------      -----------
                                                         26,953,000       23,215,000       19,867,000
        Deferred (credit):
          Federal and foreign.......................      4,117,000        2,201,000        3,333,000
          State and local...........................        312,000          253,000          211,000
                                                        -----------      -----------      -----------
                                                          4,429,000        2,454,000        3,544,000
                                                        -----------      -----------      -----------
        Total income taxes..........................    $31,382,000      $25,669,000      $23,411,000
                                                        ===========      ===========      ===========

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     Differences between the statutory federal income tax rate and the effective income tax rate are summarized below:

                                                                1996    1995    1994
                                                                ----    ----    ----
Statutory federal income tax rate...........................    35.0%   35.0%   35.0%
State income taxes, net of federal tax benefit..............     2.4     2.1     2.1
Tax-exempt interest.........................................    (2.5)   (2.8)   (2.6)
Other, net..................................................    (1.3)   (1.1)   (1.1)
                                                                ----    ----    ----
Effective income tax rate...................................    33.6%   33.2%   33.4%
                                                                ====    ====    ====

     The company had net current deferred income tax benefits of $2,883,000 and $2,956,000 recorded in the balance sheet at December 31, 1996 and 1995, respectively. The company paid income taxes of $20,509,000 in 1996, $24,940,000 in 1995 and $17,735,000 in 1994.

     Deferred tax liabilities (assets) comprised the following at December 31, 1996: Depreciation and amortization--$20,205,000; revenue recognized on lease financing receivables and custom manufacturing contracts--$4,750,000; accrued expenses deductible in future periods--$(4,910,000); and other $ (745,000). Deferred tax liabilities (assets) comprised the following at December 31, 1995:
Depreciation and amortization--$17,065,000; revenue recognized on lease financing receivables and custom manufacturing contracts--$5,768,000; accrued expenses deductible in future periods--$(8,844,000); and other $881,000.

Note G--Postretirement Benefits

     The company and its subsidiaries sponsor a number of defined benefit retirement plans covering certain of its salaried employees and hourly employees not covered by plans under collective bargaining agreements. Benefits under these plans are primarily based on final average compensation and ye ars of service as defined within the provisions of the individual plans. The company's policy is to contribute amounts sufficient to meet the minimum funding requirements of applicable laws and regulations. The company also participates in several multiemployer retirement plans which provide benefits to employees under certain collective bargaining agreements.

U.S. Benefit Plans

     Pension expense (credit) is summarized as follows:

                                               1996           1995           1994
                                               ----           ----           ----
Company-sponsored plans
  Service cost..........................    $ 2,208,000    $ 1,452,000    $ 1,687,000
  Interest cost.........................      3,304,000      2,864,000      2,437,000
  Return on plan assets.................     (6,769,000)    (9,054,000)       581,000
  Other amortization and deferral.......        551,000      3,664,000     (5,521,000)
                                            -----------    -----------    -----------
                                               (706,000)    (1,074,000)      (816,000)
Multiemployer plans.....................        550,000        465,000        337,000
                                            -----------    -----------    -----------
Total pension expense (credit)..........    $  (156,000)   $  (609,000)   $  (479,000)
                                            ===========    ===========    ===========

               FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     The following summarizes the funded status of the company-sponsored plans at December 31, 1996 and 1995 and the major assumptions used to determine these amounts.

                                                                       Plans in which
                                                                       --------------
                                                                Plan assets      ABO exceeds
                                                                exceed ABO       plan assets
                                                                ----------- 1996 -----------
                                                                ----------------------------
Actuarial present value of:
  Vested benefit obligation.................................    $27,873,000      $5,180,000
  Nonvested benefits........................................      1,446,000         136,000
                                                                -----------      ----------
Accumulated benefit obligation (ABO)........................    $29,319,000      $5,316,000
                                                                ===========      ==========
Actuarial present value of projected benefit obligation.....    $38,645,000      $5,316,000
Plan assets at market value.................................     50,644,000       5,122,000
                                                                -----------      ----------
Plan assets in excess of (less than) projected benefit
  obligation................................................     11,999,000        (194,000)
Unrecognized net obligation at January 1, 1996..............     (2,363,000)        316,000
Unrecognized net experience (gain) loss.....................     (7,634,000)        112,000
                                                                -----------      ----------
Net pension asset...........................................    $ 2,002,000      $  234,000
                                                                ===========      ==========

                                                                            1995
                                                                ----------------------------
Actuarial present value of:
  Vested benefit obligation.................................    $27,427,000      $5,214,000
  Nonvested benefits........................................      1,565,000         120,000
                                                                -----------      ----------
Accumulated benefit obligation (ABO)........................    $28,992,000      $5,334,000
                                                                ===========      ==========
Actuarial present value of projected benefit obligation.....    $38,803,000      $5,334,000
Plan assets at market value.................................     46,010,000       4,733,000
                                                                -----------      ----------
Plan assets in excess of (less than) projected benefit
  obligation................................................      7,207,000        (601,000)
Unrecognized net obligation at January 1, 1995..............     (2,618,000)        379,000
Unrecognized net experience (gain) loss.....................     (3,363,000)        387,000
                                                                -----------      ----------
Net pension asset...........................................    $ 1,226,000      $  165,000
                                                                ===========      ==========

     Plan assets  consist  principally  of a broadly  diversified  portfolio  of
equity   securities,    corporate   and   U.S.   government    obligations   and
guaranteed-return insurance contracts.

     The following significant assumptions were used in determining pension costs for the years ended December 31, 1996, 1995 and 1994:

                                                        1996      1995      1994
                                                        ----      ----      ----
Discount rate.........................................  7.2%      8.9%      7.6%
Rate of increase in compensation levels...............    4%        5%        4%
Expected long-term rate of return on plan assets......   12%       11%       11%

     The weighted average discount rates used in determining the actuarial present value of all pension obligations at December 31, 1996 and 1995 were 7.8% and 7.2%, respectively.

     The company also sponsors a number of defined contribution pension plans covering a majority of its employees. Participation in the plans is at each employee's election. Company contributions to these plans are based on a percentage of employee contributions. The cost of these plans, including the plans of companies

          FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

acquired during the three-year period ended December 31, 1996, was $3,711,000 in 1996, $2,975,000 in 1995 and $2,900,000 in 1994.

     The company also provides certain medical, dental and life benefits to certain eligible retired employees. These benefits are funded when the claims are incurred. Participants generally become eligible for these benefits at age 60 after completing at least fifteen years of service. The plan pr ovides for the payment of specified percentages of medical and dental expenses reduced by any deductible and payments made by other primary group coverage and government programs. The corporation will continue to reduce the percentage of the cost of benefits that it will pay since the company's future costs are limited to 150% of the 1992 cost. Accumulated postretirement benefit liabilities of $2,688,000 and $2,461,000 at December 31, 1996 and 1995, respectively, were fully accrued. The net periodic postret irement benefit costs have not been significant during the three-year period ended December 31, 1996.

Non-U.S. Benefit Plan

     The company acquired Victor Products in June 1996. Victor Products sponsors a defined benefit plan for substantially all of its employees in the United Kingdom. Benefits under this plan are based on final compensation and years of service as defined within the provisions of the plan.

     Net periodic pension expense under the plan is not significant. The following table presents the funded status of the plan at September 30, 1996.

Actuarial present value:
  Vested benefit obligation.................................    $25,441,000
  Nonvested benefits........................................             --
                                                                -----------
Accumulated benefit obligation (ABO)........................    $25,441,000
                                                                ===========
Actuarial present value of projected benefit obligation.....    $26,067,000
Plan assets at market value.................................     32,014,000
                                                                -----------
Plan assets in excess of projected benefit obligation.......      5,947,000
Unrecognized net experience (gain)..........................     (1,579,000)
                                                                -----------
Net pension asset...........................................    $ 4,368,000
                                                                ===========

     Plan assets consist principally of a broadly diversified portfolio of equity securities, U.K. government obligations and fixed interest securities. The discount rate used to determine the actuarial present value of the pension obligation at September 30, 1996 was 8.5%.

Note H--Derivative Financial Instruments

     The company enters into agreements (derivative financial instruments) to manage the risks associated with certain aspects of its business. The company does not actively trade such instruments nor enter into such agreements for speculative purposes. The company principally utilizes two types of derivative financial instruments: 1) interest rate swaps to manage its interest rate risk, and 2) foreign currency forward exchange contracts to manage risks associated with sales and purchase commitments denominated in foreign currencies.

     At December 31, 1996, the company had four agreements with financial institutions to swap interest rates. One agreement, the purpose of which is to convert variable rate short-term debt to a fixed rate, is based on a notional amount of $125 million and expires in January 1997. The company pays a fixed rate of interest of 5.47% and receives the three-month London Interbank Offered Rate (LIBOR). The second agreement is based on a notional amount of $10 million and expires in February 1997. The agreement provides that the company will receive a fixed rate of interest at 5.08% and will pay interest at the six-month LIBOR with a maximum floating rate of 7.50% for the last twelve months of the agreement.

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     The third agreement is based on a notional amount of $25,000,000. This agreement commences January, 1997 and expires in January 1999, at which time the counterparty has the one-time right to extend the swap through January, 2001. The company will pay interest at a fixed rate of 5.99% and recei ve interest at the three-month LIBOR rate.

     The fourth agreement is also based on a notional amount of $25,000,000. This agreement commences January, 1997, and expires in January, 2000. The company will pay interest at a fixed rate of interest of 5.92% and will receive interest at the three-month LIBOR rate, with a cap on the LIBOR rate of 7.50% throughout the entire term of the swap.

     At December 31, 1995, the company had similar swap agreements on notional amounts totalling $135 million. The differential between the amount received and the amount paid is accrued as interest rates change and recognized as an adjustment to interest expense; the related amount payable to or r eceivable from the counterparties is included in accrued liabilities or other assets. The estimated cost to terminate these agreements was $231,000 and $237,000 at December 31, 1996 and 1995, respectively.

     At December 31, 1996, the company had foreign currency forward exchange contracts designated and effective as hedges which become due in various amounts and at various dates through 1997 totalling $13,206,000. At December 31, 1995 such contracts totalled $17,800,000. All such contracts at Dece mber 31, 1996 and 1995 were for the purpose of hedging purchase or sales commitments. Unrealized gains and losses on the forward exchange contracts are deferred and will be recognized in income in the same period as the hedged transaction. The differences between the contract values and the fair values were insignificant at December 31, 1996 and 1995.

Note I--Stock-Based Compensation

     The company's stock benefit plans, approved by the company's shareholders, authorize the grant of benefit shares or units to key employees and directors. The plan approved in 1988 authorizes, until May 1998, the grant of up to 2,737,500 benefit shares or units (as adjusted for subsequent stock splits and dividends). The plan approved in 1996 authorizes the grant of up to 1,000,000 benefit shares or units until April 2006. These share or unit amounts exclude amounts which were issued under predecessor plans. Benefit shares or units include stock options, both incentive and non-incentive, stock awards and other stock units.

     Stock options are primarily granted at the fair market value of the shares on the date of grant and become exercisable one year after grant at a rate of one-half annually and are exercisable in full on the second anniversary date. All options and rights must be exercised within ten years from date of grant. At the company's discretion, vested stock option holders are permitted to elect an alternative settlement method in lieu of purchasing common stock at the option price. The alternative settlement method permits the employee to receive, without payment to the company, cash, shares of common stock or a combination thereof equal to the excess of market value of common stock over the option purchase price.

     The company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under APB 25, no compensation expense is recognized when the exercise price of stock options equals the market price of the underlying stock on the date of grant.

            FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     Stock option activity for the three-year period ended December 31, 1996 follows (number of shares in 000's, prices in dollars per share):

                                             Option shares         Weighted-average price
                                        -----------------------    -----------------------
                                        1996     1995     1994     1996     1995     1994
                                        ----     ----     ----     ----     ----     ----
Outstanding at beginning of year....    1,792    1,815    1,694    11.54    11.22    10.05
Granted.............................      519       41      211    24.13    21.06    19.49
Canceled or expired.................      (16)      (9)     (17)   21.24    18.25    15.66
Exercised...........................     (110)     (55)     (73)   10.93     7.32     6.78
                                        -----    -----    -----
Outstanding at end of year..........    2,185    1,792    1,815    14.49    11.54    11.22
                                        =====    =====    =====
Exercisable at end of year..........    1,609    1,615    1,303    11.43    10.81     9.38

     For options outstanding at December 31, 1996, the number (in thousands), weighted-average exercise prices in dollars per share, and weighted-average remaining terms were as follows:

                                                Period in which options were granted
                                       ------------------------------------------------------
                                       96-95    94-93    92-91    90-89    88-87    Aggregate
                                       -----    -----    -----    -----    -----    ---------
Number.............................      553      380      511     282      459       2,185
Exercise price range:
  High.............................    24.75    20.62    15.87    9.75     4.37       24.75
  Low..............................    20.12    16.00    11.17    4.85     3.33        3.33
Weighted-average:
  Exercise price...................    23.91    19.70    13.74    7.67     3.87       14.49
  Remaining term (years)...........        9        7        5       3        1           6

     For options granted during 1996, the weighted average fair value of options was $6.13 per share. The fair value of these options was estimated at the grant date using a Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 2.3%, risk-free interes t rate of 6.2%, market volatility of the company's common stock of .18, and weighted-average expected life of the option of approximately 7 years. The aggregate number and fair value of shares granted in 1995 were insignificant. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the option's vesting period. On a pro forma basis, the company's net income for the year ended December 31, 1996, would have been $61,569,000 or $1.34 per share. The pro fo rma impact of options granted in 1995 on net income and net income per share for the year ended December 31, 1995, was insignificant. The calculated pro forma impact on 1996 and 1995 net income and net income per share are not necessarily indicative of future amounts until application of the disclosure rules are applied to all outstanding, nonvested awards.

     The intent of the Black-Scholes option valuation model is to provide estimates of fair values of traded options which have no vesting restrictions and are fully transferable. Option valuation models require the use of highly subjective assumptions including expected stock price volatility. The company has utilized the Black-Scholes method to produce the pro forma disclosures required under Financial Accounting Standard No. 123, "Accounting and Disclosure of Stock-Based Compensation". In management's opinion, existing valuation models do not necessarily provide a reliable single measure of the fair value of its employee stock options because the company's employee stock options have significantly different characteristics from those of traded options and the assumptions used in applying option valuation methodologies, including the Black-Scholes model, are highly subjective.

     Stock award shares are granted to employees at no cost. Awards primarily vest at the rate of 25% annually commencing one year from the date of award, provided the recipient is still employed by the company on the vesting date. The cost of stock awards, based on the fair market value at the dat e of grant, is being charged to expense over the four-year vesting period. The company granted stock award shares of 56,000 in 1996, 10,000

            FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

in 1995 and 43,000 in 1994. The fair values of these shares were $1,385,000, $202,000, and $813,000, respectively. Compensation expense related to stock award shares recorded during these periods was $932,000, $844,000, and $777,000, respectively.

     Under the 1988 plan, 383,000 benefit shares or units were available for future grant at December 31, 1995 with none available for future grant at December 31, 1996. Under the 1996 plan, 697,000 benefit shares or units were available for future grant at December 31, 1996.

Note J--Shareholders' Equity

     The company has 90,000,000 authorized shares of common stock, $1 par value and 800,000 authorized and unissued shares of preference stock, $1 par value.

           FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     The changes in shareholders' equity for each of the three years in the period ended December 31, 1996 were as follows:

                                                                                                                     Foreign
                                             Common      Capital in                                   Deferred      currency
                                              stock       excess of      Retained       Treasury        stock      translation
                                            par value     par value      earnings        stock         awards      adjustment
                                            ---------    ----------      --------       --------      --------     -----------
Balance at December 31, 1993--
  45,738,000 shares issued...............  $45,738,000   $54,045,000   $105,471,000   $         --   $(1,715,000)  $(4,331,000)
Net income...............................                                46,770,000
Cash dividends declared..................                               (19,103,000)
Exercise of stock options:
  Cash proceeds..........................       67,000       393,000
  Exchange of shares.....................        6,000        21,000                       (27,000)
Stock awards granted.....................       43,000       770,000                                    (813,000)
Stock awards canceled....................       (4,000)      (59,000)                                     63,000
Tax benefits related to stock
  compensation plans.....................                    206,000
Retirement of treasury stock.............      (12,000)     (213,000)                      225,000
Purchases of 466,000 shares of treasury
  stock..................................                                               (9,339,000)
Shares purchased subsequent to December
  31, 1993 used to effect 4-for-3 stock
  split..................................      (71,000)   (1,387,000)                    1,458,000
Amortization of deferred stock awards....                                                                777,000
Foreign currency translation
  adjustment.............................                                                                            1,552,000
Other....................................                    (20,000)                     (197,000)
                                           -----------   -----------   ------------   ------------   -----------   -----------
Balance at December 31, 1994--
  45,767,000 shares issued...............   45,767,000    53,756,000    133,138,000     (7,880,000)   (1,688,000)   (2,779,000)
Net income...............................                                51,610,000
Cash dividends declared..................                               (22,653,000)
Exercise of stock options:
  Cash proceeds..........................       42,000       312,000
  Exchange of shares.....................       14,000        38,000                       (52,000)
Stock awards granted.....................       10,000       192,000                                    (202,000)
Tax benefits related to stock
  compensation plans.....................                    247,000
Retirement of treasury stock.............      (19,000)     (437,000)                      456,000
Purchases of 147,000 shares of treasury
  stock..................................                                               (3,068,000)
Amortization of deferred stock awards....                                                                844,000
Foreign currency translation
  adjustment.............................                                                                              464,000
Other....................................       18,000       356,000                      (405,000)
                                           -----------   -----------   ------------   ------------   -----------   -----------
Balance at December 31, 1995--
  45,832,000 shares issued                  45,832,000    54,464,000    162,095,000    (10,949,000)   (1,046,000)   (2,315,000)
Net income...............................                                62,033,000
Cash dividends declared..................                               (33,947,000)
Exercise of stock options:
  Cash proceeds..........................       97,000     1,053,000
  Exchange of shares.....................       13,000        39,000                       (52,000)
Stock awards granted.....................       56,000     1,329,000                                  (1,385,000)
Tax benefits related to stock
  compensation plans.....................                    541,000
Retirement of treasury stock.............      (12,000)     (276,000)                      288,000
Purchases of 126,000 shares of treasury
  stock..................................                                               (3,455,000)
Amortization of deferred stock awards....                                                                932,000
Foreign currency translation
  adjustment.............................                                                                           (2,289,000)
Other....................................                    (12,000)                     (236,000)       (9,000)
                                           -----------   -----------   ------------   ------------   -----------   -----------
Balance at December 31, 1996--
  45,986,000 shares issued...............  $45,986,000   $57,138,000   $190,181,000   $(14,404,000)  $(1,508,000)  $(4,604,000)
                                           ===========   ===========   ============   ============   ===========   ===========

     In June 1988, the company declared a dividend distribution of one preferred share purchase right on each share of common stock outstanding on and after July 5, 1988. The rights are not exercisable until the rights

              FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

distribution date, defined as the earlier of: 1) the tenth day following a public announcement that a person or group of affiliated or associated persons acquired or obtained the right to acquire beneficial ownership of 20% or more of the outstanding common stock or 2) the tenth day following the c ommencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 30% or more of such outstanding common shares. Each right, when exercisable, entitles the holder to purchase from the company one one-hundredth of a share of Series A Preferred stock of the company at a price of $90 per one one-hundredth of a preferred share, subject to adjustment. The company is entitled to redeem the rights at $.10 per right, payable in cash or common shares, at any time prior to the expiration of twenty days following the public announcement that a 20% position has been acquired. In the event that the company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of a right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the right. The rights expire on July 5, 1998 unless earlier redeemed by the company. Until exercised, the holder of a right, as such, will have no rights as a shareholder, including, without limitation, the right to vote or to receive dividends.

Note K--Acquisitions and Divestiture

     During the three-year period ended December 31, 1996, the company made the following acquisitions, principally all for cash. In June 1996, the company acquired the equity of Victor Industries Limited ("Victor Products"). Victor Products, headquartered in Newcastle, England, is a manufacturer o f hazardous area industrial lighting products. The company also made two small Tool Group acquisitions during the year. As a result of the 1996 acquisitions, the company recorded approximately $3.6 million of working capital, $10.2 million of fixed and other assets and $19.0 million of costs in excess of fair values. The assigned values of these acquisitions are based on preliminary estimates. In August 1995, the company acquired the net operating assets of Bronto Skylift Oy Ab ("Bronto"), a Finland-bas ed manufacturer of truckmounted aerial access platforms for the fire rescue and industrial markets. In December 1995, the company acquired the assets of the Target Tech brand of warning lights from Dominion Automotive Industries. Target Tech, now located in Illinois, manufactures amber signaling products for construction and access vehicles. In addition to Bronto and Target Tech, the company also made some small Safety Products Group acquisitions during 1995. As a result of the 1995 acquisitions, the company recorded approximately $12.7 million of working capital, $12.8 million of fixed and other assets and $36.6 million of costs in excess of fair values. In June 1994, the company acquired the principal operating assets and assumed the principal operating liabilities of Peabody Myers Corporation ("Vactor"). Vactor is an Illinois-based manufacturer of municipal combination catch basin/sewer cleaning vacuum trucks. In May 1994, the company acquired the principal operating assets and assumed the prin cipal operating liabilities of Justrite Manufacturing Company, an Illinois-based manufacturer of safety equipment for the storage, transfer, use and disposal of flammable and hazardous materials. As a result of the 1994 acquisitions, the company recorded approximately $9.9 million of working capital, $10.3 million of fixed and other assets and $49.6 million of costs in excess of fair values.

     All of the acquisitions in the three-year period ended December 31, 1996 have been accounted for as purchases. Accordingly, the results of operations of the acquired companies have been included in the consolidated statements of income from the effective dates of the acquisitions. Assuming the 1996 and 1995 acquisitions occurred on January 1, 1995, the company estimates that consolidated net sales would have been increased 2% and 8% in 1996 and 1995, respectively, while net income would have increased
1% in 1996 and decreased 3% in 1995.

     In December 1996, the company sold Bassett Rotary Tool ("Bassett"), its rotary carbide cutting tool subsidiary for cash. Sales and operating income of the divested subsidiary in 1996 were $9.4 million and $1.6

                 FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

million, respectively. This transaction did not have a material effect on the results of operations of any of the years presented and the consolidated statements of income have not been restated.

Note L--Litigation Settlement

     On December 29, 1995, the company settled a lawsuit with Duravision, Inc. and Manufacturers Product Research Group of North America, Inc. for $6.7 million. As a result of the settlement, the company recorded a net after-tax charge to income of $4.2 million, or $0.09 per share. The charge, incl uded in other income and expense, was recorded in the fourth quarter of 1995. The resolution of this case will have no effect on the company's future operating performance as it involved a discontinued product line. The company is actively seeking recoveries from its original trial counsel.

Note M--Segment Information

     The principal activities of the company's primary industry segments are as follows:

     Safety Products Group: The Safety Products Group produces: a variety of visual and audible warning and signal devices; paging, local signaling, and building security, parking and access control systems; and equipment for storage, transfer, use and disposal of flammable and hazardous materials.
The group's products are sold primarily to industrial, municipal and government customers.

     Sign Group: The Sign Group manufactures for sale or lease illuminated, non-illuminated and electronic advertising sign displays primarily for commercial and industrial markets. It also enters into contracts to provide maintenance service for the signs it manufactures as well as for signs manuf actured by others.

     Tool Group: The Tool Group manufactures a variety of perishable tools which include die components for the metal stamping industry, a large selection of precision metal products for nonstamping needs and a line of precision cutting and deep grooving tools. The group's products are sold predomi nately to industrial markets.

     Vehicle Group: The Vehicle Group manufactures: chassis; fire trucks including Class A pumpers, mini-pumpers and tankers; airport and other rescue vehicles, aerial access platforms, ambulances and aerial ladder trucks; a variety of self-propelled street cleaning vehicles; vacuum loader vehicles and municipal catch basin/sewer cleaning vacuum trucks. The Vehicle Group sells primarily to municipal customers, volunteer fire departments and government customers.

     Total revenue by business segment reflects sales to unaffiliated customers, as reported in the company's consolidated statements of income. Operating income includes all costs and expenses directly related to the segment involved. In determining operating income, neither corporate nor interest expenses were included. Business segment depreciation expense, identifiable assets and capital expenditures relate to those assets that are utilized by the respective business segment. Corporate assets consist principally of cash and cash equivalents, notes and other receivables and fixed assets. See Note K for a discussion of the company's acquisition and divestiture activity during the three-year period ended December 31, 1996.

     Foreign sales, including export and foreign operations, aggregated $223,870,000 in 1996, $188,094,000 in 1995 and $129,896,000 in 1994. Export
sales  aggregated  $95,488,000 in 1996,  $85,241,000 in 1995 and  $67,341,000 in
1994.

             FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     A summary of the company's operations by segment for the three-year period ended December 31, 1996 is as follows:

                                                           1996            1995            1994
                                                           ----            ----            ----
Net sales
  Safety Products..................................    $196,567,000    $160,669,000    $135,424,000
  Sign.............................................      82,342,000      71,170,000      66,090,000
  Tool.............................................     140,911,000     131,776,000     121,657,000
  Vehicle..........................................     476,537,000     452,512,000     354,057,000
                                                       ------------    ------------    ------------
     Total net sales...............................    $896,357,000    $816,127,000    $677,228,000
                                                       ============    ============    ============
Operating income
  Safety Products..................................    $ 30,467,000    $ 28,931,000    $ 23,313,000
  Sign.............................................       6,743,000       6,131,000       3,988,000
  Tool.............................................      31,693,000      28,454,000      23,475,000
  Vehicle..........................................      40,681,000      39,191,000      33,531,000
  Corporate expense................................      (6,692,000)     (6,808,000)     (6,039,000)
                                                       ------------    ------------    ------------
     Total operating income........................     102,892,000      95,899,000      78,268,000
Interest expense...................................     (15,359,000)    (13,359,000)     (8,499,000)
Other income (expense).............................       5,882,000      (5,261,000)        412,000
                                                       ------------    ------------    ------------
Income before income taxes.........................    $ 93,415,000    $ 77,279,000    $ 70,181,000
                                                       ============    ============    ============
Depreciation
  Safety Products..................................    $  3,983,000    $  3,348,000    $  2,693,000
  Sign.............................................       1,368,000       1,341,000       1,400,000
  Tool.............................................       3,068,000       2,740,000       2,386,000
  Vehicle..........................................       4,711,000       4,336,000       3,772,000
  Corporate........................................          71,000          41,000          51,000
                                                       ------------    ------------    ------------
     Total depreciation............................    $ 13,201,000    $ 11,806,000    $ 10,302,000
                                                       ============    ============    ============
Identifiable assets
  Manufacturing activities
     Safety Products...............................    $164,296,000    $124,765,000    $ 98,438,000
     Sign..........................................      25,510,000      22,303,000      26,771,000
     Tool..........................................      81,368,000      71,312,000      66,729,000
     Vehicle.......................................     251,949,000     244,581,000     192,436,000
     Corporate.....................................       9,790,000       9,463,000      10,038,000
                                                       ------------    ------------    ------------
       Total manufacturing activities..............     532,913,000     472,424,000     394,412,000
                                                       ------------    ------------    ------------
  Financial services activities
     Sign..........................................      18,790,000      18,715,000      13,836,000
     Vehicle.......................................     152,198,000     128,820,000     113,352,000
                                                       ------------    ------------    ------------
       Total financial services activities.........     170,988,000     147,535,000     127,188,000
                                                       ------------    ------------    ------------
     Total identifiable assets                         $703,901,000    $619,959,000    $521,600,000
                                                       ============    ============    ============
Capital expenditures
  Safety Products..................................    $  5,445,000    $  3,173,000    $  2,409,000
  Sign.............................................       1,696,000       1,454,000       1,218,000
  Tool.............................................       4,423,000       7,104,000       4,200,000
  Vehicle..........................................       5,249,000       3,958,000       3,245,000
  Corporate........................................          76,000          12,000          36,000
                                                       ------------    ------------    ------------
     Total capital expenditures....................    $ 16,889,000    $ 15,701,000    $ 11,108,000
                                                       ============    ============    ============

                    FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

     A summary of the company's operations by geographic area for the three-year period ended December 31, 1996 is as follows:

                                                         1996           1995           1994
                                                         ----           ----           ----
United States
  Net sales........................................  $767,975,000   $713,274,000   $614,673,000
  Operating income.................................    99,547,000     92,929,000     76,190,000
  Identifiable assets..............................   562,595,000    515,725,000    463,621,000
All foreign (principally Europe, Canada and Japan)
  Net sales........................................  $128,382,000   $102,853,000   $ 62,555,000
  Operating income.................................     3,345,000      2,970,000      2,078,000
  Identifiable assets..............................   141,306,000    104,234,000     57,979,000

Note N--Selected Quarterly Data (Unaudited)

                                                        For the three month period ended
                           ------------------------------------------------------------------------------------------
                                              1996                                            1995
                           ------------------------------------------      ------------------------------------------
                            March       June     September   December       March       June     September   December
                              31         30         30          31            31         30         30          31
                            -----       ----     ---------   --------       -----       ----     ---------   --------
                                               (in thousands of dollars except per share amounts)
Net sales................  $210,793   $232,272   $230,348    $222,944      $187,132   $199,355   $207,880    $221,760
Gross margin.............    63,130     70,421     70,676     72,179         56,863     61,297     62,813      67,382
Net income...............    11,851     15,978     15,887     18,317(a)      10,793     14,479     14,629      11,709(b)
Per share data:
  Net income.............       .26        .35        .35        .40(a)         .24        .32        .32         .26(b)
  Dividends paid.........      .145       .145       .145       .145           .125       .125       .125        .125
  Market price range
    High.................    27 5/8     27 1/4     24 5/8     28 1/4         21 7/8         23     24 1/8      25 7/8
    Low..................    23 3/4     22 1/2     20 7/8     23 1/8         19 5/8     20 3/8     21 1/8      21 3/8

---------------
(a) includes after-tax gain on sale of subsidiary of $2.8 million or $.06 per share (see Note K)

(b) includes after-tax charge for litigation settlement of $4.2 million or $.09 per share (see Note L)

Report of Ernst & Young LLP, Independent Auditors

To the Shareholders and Board of Directors of Federal Signal Corporation

     We have audited the  accompanying  consolidated  balance  sheets of Federal
Signal Corporation and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1996. These financial state ments are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, ev idence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federal Signal Corporation and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for ea ch of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                                           Ernst & Young LLP

Chicago, Illinois
January 24, 1997

                  FEDERAL SIGNAL CORPORATION

                      FINANCIAL REVIEW

Consolidated Results of Operations

     Federal Signal Corporation again achieved record levels of net sales, net income and earnings per share in 1996. Net sales increased to $896.4 million, 10% higher than 1995's $816.1 million. Operating income increased 7% from $95.9 million in 1995 to $102.9 million in 1996. Net income in 1996 of $62.0 million increased 20% from $51.6 million in 1995. Net income per share for 1996 increased 19% to $1.35 per share compared to $1.13 in 1995 and $1.02 per share in 1994. Net income in 1996 included a $2.8 million after-tax gain on the sale of a small tool business while net income in 1995 included a nonrecurring after-tax charge of $4.2 million related to a litigation settlement. Excluding these items, earnings increased 6% to $59.2 million, or $1.29 per share, in 1996 from $55.8 million, or $1.22 p er share, in 1995.

     The 1996 sales increase of 10% resulted from volume increases of 8% (including 4% resulting from the acquisition of Victor Products in June 1996 and Bronto in August 1995) and price increases of 2%. Domestic sales increased 7% in 1996 while foreign sales increased 19%. Excluding Bronto and Vic tor Products, foreign sales increased 10%. Foreign sales accounted for 25% of the company's total sales in 1996 compared to 23% of total sales in 1995.

     The 1996 sales increase follows a 21% increase in sales in 1995. The increase in sales in 1995 was due to volume increases of 20% (including 4% from the acquisition of Bronto) and price increases of 1%. Domestic sales increased 15% in 1995 while foreign sales increased 45%. Excluding Bronto, f oreign sales increased 22%.

     Operating margins have generally increased over the last five years from 10.6% in 1992 to 11.5% in 1996, despite generally declining gross profit margins as the following table shows:

                                                        1996       1995       1994       1993       1992
                                                        ----       ----       ----       ----       ----
                                                                       (percent of sales)
Net sales...........................................    100.0%     100.0%     100.0%     100.0%     100.0%
Cost of sales.......................................     69.2       69.6       69.0       67.8       68.2
                                                        -----      -----      -----      -----      -----
Gross profit margin.................................     30.8       30.4       31.0       32.2       31.8
Selling, general and administrative expenses........     19.3       18.6       19.4       20.9       21.2
                                                        -----      -----      -----      -----      -----
Operating margin....................................    11.5%      11.8%      11.6%      11.3%      10.6%
                                                        =====      =====      =====      =====      =====

     Gross profit margins have generally declined principally due to sales of the Vehicle Group increasing faster than sales of the other groups. The Vehicle Group normally experiences higher cost of sales percentages but lower operating expense percentages than the other groups. This trend tempora rily reversed in 1993 due to improving gross margins of three of the company's four groups, most notably Safety Products and Sign. In 1993 through 1995 reductions in the percentage of S,G&A expenses occurred as a result of: 1) higher sales with fixed costs being spread over those higher sales, 2) the increasing percentage of Vehicle Group sales to total sales, and 3) operational improvements made, particularly in the Sign Group. In 1996, the Vehicle and Tool groups experienced improved gross margins largely as a result of improved productivity. In 1996, the percentage of S,G&A expenses rose principally due to the increase in new product development expenses combined with the acquisition of Victor Products.

     Because of the varied nature of its operations, the company recognizes that changes in operating income as a percentage of net sales on a consolidated basis may sometimes distort its real operating performance. In order to monitor the operating performance of its operations, the company utiliz es various methods, one of which is return on net assets. Return on net assets is defined as operating income divided by the identifiable net assets (total assets of a business unit less its accounts payable and accrued liabilities).

     The company acquires businesses which meet the company's growth and other strategic objectives. In large part as a result of intangible assets arising from acquisitions, it is anticipated that businesses acquired will not generate the same levels of returns as the company's other businesses fo r some time following their

                   FEDERAL SIGNAL CORPORATION

                 FINANCIAL REVIEW--(Continued)

respective  acquisition.   However,  the  company's  strategies  include  making
constant improvements in all of its businesses. In 1996, the company's manufacturing operations achieved a 24% return on net assets compared to 28% in 1995. The decline in return was caused largely by recent acquisitions and a n increase of more than 50% in new product development spending. Excluding these items, the company's return for 1996 was essentially the same as achieved in 1995.

     Interest expense increased $2.0 million in 1996 following an increase of $4.9 million in 1995. The increase in 1996 was the result of increased borrowings caused by: 1) approximately $28 million incurred in 1996 and
$15.5 million incurred late in the fourth quarter of 1995 for the acquisition of companies for cash and 2) $23.5 million increase in financial services assets. The increase of $4.9 million in 1995 was the result of substantially increased borrowings caused largely by similar factors: 1)approximately $31 million incurred due to acquisitions of companies for cash during the first nine months of 1995, 2) a $20.3 million increase in financial services assets which occurred during the year, and 3) additional repurchases of the company's common stock. Weighted average interest rates on short-term borrowings experienced in 1996 were 5.5% compared to 6.0% in 1995.

     The company's effective tax rate of 33.6% in 1996 increased from the 1995 and 1994 rates of 33.2% and 33.4%, respectively. The increase in 1996 was due to an increase in state income taxes resulting from a change in earnings mix and a lower percentage of tax-exempt interest income. The .2% dec rease in 1995 resulted from tax-exempt interest income becoming a higher percentage of the company's total income.

     At the end of 1996, the company changed its assumptions for discount rates used in determining the actuarial present values of accumulated and projected benefit obligations for its United States postretirement plans from 7.2% to 7.8%. This increase resulted from the increase in the interest ra te environment experienced at the end of 1996. The company expects that the change in assumptions will not have a significant impact on 1997 results of operations.

     Certain of the company's businesses are susceptible to the influences of seasonal buying or delivery patterns. The company's businesses which tend to have lower sales in the first calendar quarter compared to other quarters as a result of these influences are signage, street sweeping, outdoor warning, other municipal emergency signal products, parking systems and aerial access platform manufacturing operations.

Group Operations

     Domestic markets were stronger in 1996 for all four of the company's groups. As mentioned previously, foreign sales increased 19% (10% excluding acquisitions) in 1996. The Safety Products and Tool groups achieved much improved foreign sales in 1996. For the fourth consecutive year in a row, al l four groups achieved increases in both sales and earnings.

  Safety Products

     Safety Products Group sales increased 22% in 1996 resulting from an increase in sales at all Safety Products companies, plus the acquisition of Victor Products in June 1996. Domestic sales were up 14% while foreign sales increased 55%. Earnings increased 5% in 1996 reflecting investment in the hazardous area lighting market, the start up of a new product development unit and a temporary interruption in police warning light bar growth. The group's return on net manufacturing assets was 22% in 1996 compared to 32% in 1995. As noted earlier, the company significantly increased the total investment in new product development in 1996 and the company's strategy includes the acquisition of companies which may not initially produce returns at levels of its existing businesses. Excluding the dilutiv e impact of Victor Products, which was acquired in mid-1996, and the additional product development investment, the group's return on net manufacturing assets was 28%.

                         FEDERAL SIGNAL CORPORATION

                       FINANCIAL REVIEW--(Continued)

  Sign

     The Sign Group achieved a sales increase of 16% in 1996 and operating profits increased 10% from $6.1 million in 1995 to $6.7 million; higher costs incurred on certain major projects reduced margins. As a result of the higher costs, the group's return on net manufacturing assets decreased from 26% in 1995 to 23% in 1996.

  Tool

     The die component and precision tooling operations experienced strong growth in international markets and moderate sales gains in domestic catalog products. The cutting tool operations also achieved strong gains in earnings in 1996. Overall, the Tool Group achieved a 7% increase in sales and a 11% increase in income. Domestic sales increased 3% in 1996 while foreign sales increased 25%. In addition, the Tool Group acquired two strategically significant companies during the year. As a result of the group's strong performance, return on net manufacturing assets remained comparable in 1996 to 1995 at 49% in spite of the acquisitions.

  Vehicle

     Earnings for the Vehicle Group increased 4% in 1996 on a sales increase of 5%. Domestic sales increased 4% in 1996 and foreign sales increased 9% (3% excluding Bronto). Fire Rescue sales increased 8% over 1995 but due to unusually high investment in new products, the initial investment in long -term cost reduction programs, and a major reorganization at Bronto, earnings were down 8%. Environmental sales increased 1% while earnings increased 26%. Aggressive employee-led cost reduction efforts helped produce a strong increase in the group's gross margin while improving product quality. The group's return on net manufacturing assets declined from 18% in 1995 to 17% in 1996 as a result of the Fire Rescue issues enumerated above. Excluding the additional product development investment made in 1996 , the group's return increased to 19%.

Financial Services Activities

     The company maintains a large investment ($171.0 million at December 31, 1996) in lease financing and other receivables which are generated principally by its vehicle operations with the balance generated by its sign operations. These assets continued to be conservatively leveraged in accordan ce with the company's stated financial objectives for these assets for the five-year period ending December 31, 1996 (see further discussion in Financial Position and Cash
Flow).

     Financial services assets have repayment terms generally ranging from two to ten years. The increases in these assets resulted from increasing sales of the Vehicle Group as well as continuing greater acceptance by customers of the benefits of using the company as their source of financing vehi cle purchases.

Financial Position and Cash Flow

     The company emphasizes generating strong cash flows from operations. During 1996, cash flow from operations aggregated $61.4 million compared to $62.9 million in 1995 and $53.8 million in 1994. The decrease in cash flow from operations in 1996 relative to 1995 is largely attributable to 1996 f ourth quarter receivable collections which were below 1995's fourth quarter and year-end inventories increased reflecting important purchases of chassis. The increase in cash flow from operations in 1995 was largely attributed to increases in sales as well as improvement in the company's operating margin. As expected, the company's operating working capital (accounts receivable, inventory and accounts payable) as a percent of sales did not change significantly during the three-year period ending 1996.
Nevertheless, the company expects further improvement in its operating cash flow as it continues to focus aggressively on its efficiencies and costs as well as its working capital management.

                  FEDERAL SIGNAL CORPORATION

                FINANCIAL REVIEW--(Continued)

     During the 1992-1996 period, the company has utilized its strong cash flows from operations to: 1) fund in whole or in part strategic acquisitions of companies operating in markets related to those already served by the company;
2) purchase increasing amounts of equipment principally to provide for further cost reductions and increased productive capacity for the future as well as tooling for new products; 3) increase its investment in financial services activities; 4) pay increasing amounts in cash dividends to shareholders; and 5) repurchase a small percentage of its outstanding common stock each year.

     Cash flows for the five-year period ending December 31, 1996 are summarized as follows:

                                    1996        1995        1994        1993        1992
                                    ----        ----        ----        ----        ----
                                                       (in millions)
Cash provided by (used for):
  Operating activities.........    $ 61.4      $ 62.9      $ 53.8      $ 48.8      $ 40.2
  Investing activities.........     (54.2)      (88.1)      (96.9)      (38.1)      (26.9)
  Financing activities.........      (4.1)       29.9        45.1       (10.3)      (11.2)

     In order to show the distinct characteristics of the company's investment in its manufacturing activities and its investment in its financial services activities, the company has presented separately these investments and their related liabilities. Each of these two types of activities are sup ported by different percentages of debt and equity.

     One of the company's financial objectives is to maintain a strong financial position. The company defines its goal as normally having a debt to capitalization ratio of 30% or less for its manufacturing operations. At December 31, 1996 and 1995, the company's debt to capitalization ratios of it s manufacturing operations were 28% and 29%, respectively. The company also believes that its financial assets, due to their overall quality, are capable of sustaining a leverage ratio of 87%. At December 31, 1996 and 1995, the company's debt to capitalization ratios for its financial services activities were 87%. The company intends to maintain this leverage for its financial activities in the future and at the same time fulfill its financial objective with respect to its manufacturing debt to capitali zation ratio. These intentions are consistent with its investment grade credit rating obtained in connection with its commercial paper program.

     As indicated earlier, substantial effort is focused on improving the utilization of the company's working capital. The company's current ratio for its manufacturing operations was 1.2 at December 31, 1996 and 1.3 at December 31, 1995. These ratios are slightly lower than those in prior years a s a result of increased short-term debt. The company anticipates that its financial resources and major sources of liquidity, including cash flow from operations, will continue to be adequate to meet its operating and capital needs in addition to its financial commitments.

PROXY    FEDERAL SIGNAL CORPORATION            PROXY
                 1415 W. 22ND STREET, OAK BROOK, ILLINOIS 60521

PROXY                  FEDERAL SIGNAL CORPORATION                    PROXY
                 1415 W. 22ND STREET, OAK BROOK, ILLINOIS 60521


           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON APRIL 16, 1997 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Thomas N. McGowen, Jr. and Kim A. Wehrenberg, or either of them, with full power of substitution, are hereby authorized to vote the shares of Common Stock of Federal Signal Corporation which the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders to be held at the Chicago Marriott Hotel -- Oak Brook, 1401 West 22nd Street on Wednesday, April 16, 1997 at 11:00 a.m., and at all adjournments thereof as indicated on this card for the proposal described in the Notice and Proxy Statement for such meeting and in their discretion on other matters which come before the meeting.

UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1.

                                           / / Check here for address change
                         New Address: _________________

                                               ------------------------------

                                               ------------------------------

(Continued and TO BE SIGNED on the reverse side.)

                           FEDERAL SIGNAL CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.   / /


THIS PROXY WILL BE VOTED IN ACCORDANCE
WITH SPECIFICATIONS MADE. IF NO CHOICES
ARE INDICATED, THIS PROXY WILL BE VOTED
FOR THE NOMINEES LISTED IN PROPOSAL 1.


1. ELECTION OF DIRECTORS       FOR   WITHHOLD   FOR ALL (Except Nominee(s) written below)
   Nominees: Walter R.
   Peirson and              / /     / /       / /    _____________________________
   Joseph J. Ross


                                                     PLEASE  VOTE, SIGN, DATE
                                                     AND RETURN THIS PROXY CARD
                                                     PROMPTLY USING THE ENCLOSED
                                                     ENVELOPE.

                                    Date: ___________________________, 1997

                                    Signature(s) __________________________

                                    ---------------------------------------
                                    Please sign exactly as name appears hereon.
                                    Joint owners should each sign. Where
                                    applicable, indicate official position or
                                    representative capacity.
